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STATION CASINOS, INC. REPORTS FIRST QUARTER EARNINGS OF $0.1 MILLION

Las Vegas, July 30 -- Station Casinos, Inc. (NYSE:STN) today announced the results of its operations for the first quarter of fiscal 1998.

Station Casinos, Inc. ("STN" or "the Company") reported net revenues for the quarter of $173.5 million, a 28 percent increase over net revenues of $135.4 million in the prior year's quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 7 percent to $35.0 million, compared to $32.6 million in the prior year.

Excluding the impact of preopening expenses from Sunset Station Hotel & Casino, which opened June 10, and the expiration of certain option payments to lease or acquire land for future development, which had previously been capitalized but were expensed during the quarter, of $5.0 million, the Company reported net income of $0.1 million, or $0.00 per share for the quarter. "We believe that the decision to terminate certain development opportunities is consistent with the Company's strategies of focusing on existing operations and moving to deleverage the balance sheet," stated Glenn
C. Christenson, executive vice-president and chief financial officer. Including the above charges, the Company reported a net loss applicable to common stock of $10.1 million, or $0.29 per share for the quarter, compared to net income applicable to common stock of $7.6 million or $0.22 per share in the prior year.

     NEVADA OPERATIONS

The Company's Nevada Operations reported record net revenues and EBITDA for the quarter. Combined net revenues for the quarter increased 12 percent to $99.5 million, compared to $88.5 million in the prior year's quarter. Combined EBITDA increased 23 percent to $30.0 million, compared to $24.4 million in the prior year. "Our Las Vegas properties continue to perform exceptionally well with record EBITDA at Boulder Station and Texas Station, steady results at Palace Station, and strong initial results from Sunset Station," said Christenson. "We also showed margin improvement at each of our Las Vegas properties. Our margins continue to outperform our peer group and rank among the highest in Las Vegas."

     Palace Station Hotel & Casino (Palace Station):

First quarter net revenues at Palace Station were $32.9 million, a slight decline from the prior year's quarter, while EBITDA remained steady at $9.9 million. EBITDA margins improved to 30 percent, compared to 29 percent in the prior year. "Palace Station's operating results remain impressive despite minimal capital investment over the past several years," said Christenson.

     Boulder Station Hotel & Casino (Boulder Station):

First quarter net revenues at Boulder Station increased 4 percent to $35.9 million from $34.4 million in the prior year's quarter. EBITDA increased 16 percent to a record $13.3 million from $11.4 million, representing an EBITDA margin of 37 percent, compared to 33 percent in the prior year. "Boulder Station continues to demonstrate its operational strength. The initial impact on Boulder Station from Sunset Station's opening is in line with our expectations, and diminishing with each week of operations," said Christenson.

     Texas Station Gambling Hall & Hotel (Texas Station):

Texas Station built upon the momentum generated in the fourth quarter of fiscal 1997 with its second consecutive quarter of record EBITDA. Net revenues increased 7 percent to $21.1 million from $19.8 million in the prior year. EBITDA grew 50 percent to $4.5 million from $3.0 million in the prior year, representing an EBITDA margin of 21 percent, the highest ever achieved at the property. "We continue to make steady progress in raising Texas Station to the standards set at our other Las Vegas properties," said Christenson. "We are pleased with the growing success at the property and will continue our efforts to make further advances in same-store growth over the next several quarters."

     Sunset Station Hotel & Casino (Sunset Station):

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Sunset Station opened to capacity crowds on June 10, expanding the Company's distribution to the southeast quadrant of the Las Vegas Valley. Net revenues and EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) for the first 21 days of operations at Sunset Station were $9.5 million and $2.8 million, respectively, representing an EBITDAR margin of 29 percent. Management believes EBITDAR gives a better representation of operating cash flow at Sunset Station as a result of a $40 million operating lease included in Sunset Station's Capital structure resulting in rent expense of approximately $8 million annually. "We are very pleased with Sunset's initial results, and will continue to execute our business plan to build customer loyalty and enhance operations over the next several quarters," said Christenson.

     Missouri Operations
     Station Casino St. Charles (St. Charles Station):

Net revenues at St. Charles Station declined 21 percent to $31.4 million from $39.5 million in the prior year's quarter. EBITDA decreased 41 percent to $6.7 million from $11.3 million in the prior year. Results for the quarter were negatively impacted by the opening of new competition in Maryland Heights in March 1997. "Unfortunately, the new capacity added to the St. Louis market in March has not resulted in significant market growth. The impact of new competition heightened as the quarter progressed, making for a difficult operating environment at present. We have taken steps in recent weeks to address our fixed cost structure and adapt to the new demand levels as we head into the typically stronger summer season," said Christenson.

     Station Casino Kansas City (Kansas City Station)

Net revenues and EBITDA at Kansas City Station, which opened January 16, 1997, were $35.3 million and $1.2 million, respectively. Gaming revenues and admissions totaled $27.9 million and 1.8 million, respectively, translating into a win-per-admission of approximately $15. During the quarter, Kansas City Station focused on building top line momentum and market share which had a considerable impact on operating margins. "Although we are disappointed with our results for the quarter, we are encouraged by recent results in July which we perceive to be in excess of seasonally adjusted gains. We remain confident in our long-term business strategy. We will continue to ramp-up operations as quickly as possible, but this ramp-up process will take time," said Christenson.

An 18-screen movie theater complex operated by ACT III Theatres, and a 5,700-square-foot video arcade and midway operated by Sega GameWorks opened to the public on July 4.

     Other Developments

The Company previously announced that's had signed a non-binding letter of intent with Gordon Group Holdings, Ltd. (the "Gordon Group"), to develop and lease approximately 220,000 square feet of space in a uniquely styled, two-story entertainment complex at Station Casino St. Charles. The letter of intent is subject to various termination provisions and a 90-day due diligence period which the parties have continued to conduct beyond the original June 19 due diligence expiration date. If the Gordon Group fails to proceed with development of the retail and entertainment complex, the Company may explore several options, including but not limited to, the build-out of a portion of the complex, initiating discussions with other developers, or halting construction indefinitely.

In June 1997, the Company obtained an amendment to its Amended and Restated Reducing Revolving Loan Agreement. This amendment modified the covenant restricting the maximum consolidated funded debt to EBITDA ratio for the four quarters of fiscal 1998, increasing the permitted ratio to 5.75 for the June 1997 quarter, 5.85 for the quarter ended September 1997, and 5.75 for the December 1997 and March 1998 quarters. Subsequent to fiscal 1998, the covenant returns to the original requirement. "This amendment allows for the flexibility that the Company needs to address competitive issues in St. Louis," stated Christenson. "We are pleased with the continued support of our bank group as we complete our capital expenditure program and transition toward a focus on improving operations at our existing facilities and deleveraging our balance sheet."

Station Casinos, Inc. is a multi-jurisdictional gaming Company that owns and operates Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, and Texas Station Gambling Hall & Hotel in Las Vegas, NV, Sunset Station Hotel & Casino in Henderson, NV, as well as slot machine route management services in Southern Nevada and Louisiana. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, MO and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, MO.

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This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of STN and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, construction risks, and licensing and other regulatory risks. Further information on potential factors which could affect the financial condition, results of operations and expansion projects of STN and its subsidiaries are included in the filings of STN with the Securities and Exchange Commission, including, but not limited to STN's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and Registration Statement on Form S-4 File No. 333-30685.

                              Station Casinos, Inc.
                      Condensed Consolidated Balance Sheets
                             (amounts in thousands)
                                   (unaudited)

                                                           June 30,    March 31,
                                                             1997        1997

Assets:
  Cash and cash equivalents                                $49,018      $42,522
  Accounts and notes receivable, net                        12,802        7,852
  Other current assets                                      24,178       18,995
    Total current assets                                    85,998       69,369
  Property and equipment, net                            1,130,127    1,069,052
  Other long-term assets                                    87,715       95,697
    Total assets                                        $1,303,840   $1,234,118

Liabilities and stockholders' equity:
  Current portion of long-term debt                        $19,186      $18,807
  Construction contracts payable                            49,679       94,835
  Other current liabilities                                 83,342       71,624
    Total current liabilities                              152,207      185,266
  Long-term debt, less current portion                     763,907      696,156
  Sunset Station first mortgage note                        89,500       46,000
  Other long-term liabilities                                9,393        7,848
    Total liabilities                                    1,015,007      935,270
  Stockholders' equity                                     288,833      298,848
    Total liabilities and
      stockholders' equity                              $1,303,840   $1,234,118

                              Station Casinos, Inc.
                      Consolidated Statements of Operations
                  (amounts in thousands, except per share data)
                                   (unaudited)

                                                            Three Months Ended
                                                                 June 30,
                                                             1997        1996
Operating revenues:
  Casino                                                  $133,275     $104,660
  Food and beverage                                         28,855       21,166
  Room                                                       8,039        6,444
  Other                                                     14,208       11,301
    Gross revenues                                         184,377      143,571
  Less promotional allowances                             (10,861)      (8,131)
    Net revenues                                           173,516      135,440

Operating costs and expenses:
  Casino                                                    64,291       45,314
  Food and beverage                                         21,281       16,085
  Room                                                       3,101        2,558
  Other                                                      7,162        5,795
  Selling, general and administrative                       38,656       28,522
  Corporate expenses                                         3,894        4,213
  Development expenses                                         104          317
  Depreciation and amortization                             15,983        9,823
  Preopening expenses                                       10,866           --
                                                           165,338      112,627
Operating income                                             8,178       22,813

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Other income (expense):
  Interest expense, net                                    (16,007)      (8,293)
  Other                                                     (5,017)          61

Income (loss) before income taxes                          (12,846)      14,581
Income tax (provision) benefit                               4,556       (5,122)

Net income (loss)                                           (8,290)       9,459
Preferred stock dividends                                   (1,811)      (1,811)

Net income (loss) applicable to common stock              $(10,101)      $7,648

Earnings (loss) per common share                            $(0.29)       $0.22

Weighted average common shares outstanding                  35,314       35,308

                              Station Casinos, Inc.
                           Property Information Tables
                             (amounts in thousands)
                                   (unaudited)

                                                            Three Months Ended
                                                                 June 30,
                                                             1997        1996
Nevada Operations:
Palace Station
Net revenues                                               $32,890      $34,320
Operating income                                            $7,770       $7,893
EBITDA (2)                                                  $9,903       $9,931

Boulder Station
Net revenues                                               $35,896      $34,399
Operating income                                           $10,383       $8,823
EBITDA (2)                                                 $13,289      $11,414

Texas Station
Net revenues                                               $21,141      $19,788
Operating income                                            $2,354       $1,312
EBITDA (2)                                                  $4,512       $3,007

Sunset Station
Net revenues                                                $9,543          $--
Operating loss                                             $(8,836)         $--
EBITDAR (2)                                                 $2,786          $--
EBITDA (2)                                                  $2,265          $--

Total Nevada Operations:
Net revenues                                               $99,470      $88,507
Operating income                                           $11,671      $18,028
EBITDA (2)                                                 $29,969      $24,352

Missouri Operations:
Station Casino St. Charles
Net revenues                                               $31,354      $39,525
Operating income                                            $3,378      $ 8,540
EBITDA (2)                                                  $6,664      $11,320

Station Casino Kansas City
Net revenues                                               $35,279          $--
Operating loss                                             $(3,270)         $--
EBITDA (2)                                                  $1,160          $--

Total Missouri Operations:
Net revenues                                               $66,633      $39,525
Operating income                                              $108       $8,540
EBITDA (2)                                                  $7,824      $11,320

Station Casinos, Inc. and other
Net revenues                                                $7,413       $7,408
Operating loss                                             $(3,601)     $(3,755)
EBITDA (2)                                                 $(2,766)     $(3,036)

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                              Station Casinos, Inc.
                           Property Information Tables
                                   (unaudited)

                                 Additional Data

                                                            Three Months Ended
                                                                 June 30,
                                                             1997        1996

Palace Station
  Occupancy percentage                                         97%          97%
  ADR                                                          $43          $46

Boulder Station
  Occupancy percentage                                         99%          98%
  ADR                                                          $51          $49

Texas Station
  Occupancy percentage                                         94%          96%
  ADR                                                          $53          $48

Sunset Station
  Occupancy percentage                                         95%           --
  ADR                                                          $45           --

Station Casino Kansas City
  Occupancy percentage                                         87%           --
  ADR                                                          $91           --

(1) The consolidated financial statements of Station Casinos, Inc. include the accounts of: Palace Station Hotel & Casino, Inc., Boulder Station, Inc., Texas Station, Inc., Sunset Station, Inc., St. Charles Riverfront Station, Inc., Kansas City Station Corporation and the Southwest Companies.

(2) EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and Preopening) and EBITDAR (Earnings before Interest, Taxes, Depreciation, Amortization, Preopening and Rent) are presented solely as a supplemental disclosure because the Company believes that certain investors consider this information useful in the evaluation of the financial performance of companies with substantial depreciation, amortization and rent expense.